Exhibit 3.10.2

CERTIFICATE OF AMENDMENT

OF

Ventas Specialty I, LLC

1.             The name of the limited liability company is Ventas Specialty I, LLC.

2.             The Certificate of Formation of the limited liability company is hereby amended as follows:

That the registered office of the LLC in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Ventas Specialty I, LLC this 19th day of June, 2003,

/s/ T. Richard Riney
T. Richard Riney
Executive Vice President and
General Counsel